UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 27, 2009 (April 24, 2009)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2727 East Imperial Highway
Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 24, 2009, Fremont General Corporation (the “Company”) entered into a stipulation and agreement (the “Stipulation”) with Enron Creditors Recovery Corporation (“Enron”) to settle the outstanding litigation discussed below and resolve an approximately $25.5 million proof of claim filed by Enron on or about October 14, 2008 in the Company’s bankruptcy proceedings in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”). This Stipulation has been entered into as part of the Company’s initiative to resolve contingent and unliquidated claims, including various litigation matters. As discussed below, the Stipulation is subject to Bankruptcy Court approval.
On December 2, 2001, Enron and certain affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”), in the United States District Court for the Southern District of New York (the “Enron Court”). Prior to December 2, 2001, Enron issued unsecured commercial paper to various entities, including the Company. Such commercial paper had maturities of up to 270 days. In a series of transfers, Enron allegedly paid over $1 billion dollars to various entities, including $25,426,521.66 to the Company, in respect of such commercial paper prior to such commercial paper’s stated maturity. In November 2003, representatives of Enron’s bankruptcy estate commenced adversary proceedings in the Enron Court against the Company and various defendants, asserting claims that the payments made in respect of the commercial paper are avoidable and recoverable under various sections of the Bankruptcy Code (the “Adversary Proceeding”).
The Stipulation will only become effective after the occurrence of the following events: (i) the Company files a motion requesting that the Bankruptcy Court approve the Stipulation, which the Company expects to timely file; (ii) Enron files a motion requesting that the Enron Court approve the Stipulation; (iii) the Bankruptcy Court and the Enron Court issue orders approving the Stipulation (the “Orders”); (iv) the Orders each become a final, non-appealable order. The date when all of the conditions set forth in (i) through (iv) are satisfied will be the “Effective Date.”
In consideration of the aggregate and integrated final settlement of all claims and disputes between them, the Company and Enron agreed to the following:
Allowed General Unsecured Claim: On the Effective Date, Enron will be allowed for purposes of voting on any proposed plan of liquidation or reorganization, as the case may be, in the Company’s bankruptcy case (the “Chapter 11 Plan”) and receiving any distributions made pursuant to such Chapter 11 Plan or otherwise in the Company’s bankruptcy case, a general unsecured non-priority claim against the Company in the amount of $4.0 million (the “Allowed Claim”). However, upon Enron’s actual receipt of distributions from the Company’s bankruptcy estate totaling $2.0 million, the Allowed Claim shall be deemed to be satisfied in full, and Enron shall have no further right to any distributions or payment from the Company’s bankruptcy estate. The Allowed Claim shall be the sole and exclusive right to payment that Enron will have against the Company’s bankruptcy estate or otherwise.

Dismissal of the Adversary Proceeding: As soon as is practicable after the Effective Date, Enron will cause the Adversary Proceeding to be dismissed with prejudice as to the Company, with the Company and Enron to bear their own respective attorneys’ fees and costs.
Exchange of Releases: Except for the agreements and obligations expressly undertaken or to be performed under the Stipulation, on the Effective Date, in consideration of the payments and other consideration recited in the Stipulation, Enron and the Company will mutually release, acquit, and forever discharge each other and certain related parties from any and all past, present, and future claims, arising in whole or in part out of any facts, circumstances, or events in existence on or before the Effective Date.
Documents filed with the Bankruptcy Court, including those related to the Stipulation
The documents filed with the Bankruptcy Court that relate to the Stipulation, as well as, other documents filed with the Bankruptcy Court in connection with the Company’s bankruptcy case (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court’s Internet site, www.cacd.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Additional information may also be found at the Company’s website at www.fremontgeneral.com under “Restructuring Information” where you will find the following link www.kccllc.net/fremontgeneral. The information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Form 8-K.
Cautionary Statement Regarding Forward Looking Statements
Certain statements contained in this Current Report on Form 8-K may be deemed to be forward-looking statements under federal securities laws and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, the outcome of litigation concerning certain causes of action of the Company, the results of the Company’s review of submitted claims and the Company’s ability to resolve contingent and unliquidated claims. Additional information on these and other factors is contained in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: April 27, 2009	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Interim President and Chief Executive Officer